CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 21 to the registration statement on Form N-1A (File No. 33-25658) of our report dated August 1, 2010, relating to the financial statements and financial highlights appearing in the October 30, 2010, Annual Report of Putnam Europe Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings Financial highlights and Independent Registered Public Accounting Firm and Financial Statements in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PriceWaterhouseCoopers LLP
Boston, Massachusetts
October 22, 2010